Exhibit 23.3

QUOTE INDEMNIFICATION AGREEMENT

***Note: The Required Disclaimer on Exhibit A and the Terms and Conditions of Gartner’s

consent to quote on Exhibit B are not negotiable and may not be changed. ***

THIS QUOTE INDEMNIFICATION AGREEMENT (the “Agreement”) is made as of the 16 day of November, 2016 by and between Presidio, Inc., a Delaware corporation with offices at One Penn Plaza, New York, New York 10119 (the “Issuer”) and Gartner, Inc., a Delaware corporation with offices at 56 Top Gallant Road, Stamford, Connecticut 06902-7700 (“Gartner”).

Gartner hereby consents to the quotation by Issuer in its Registration Statement on Form S-1 to be filed with the Securities and Exchange Commission on or around November 22, 2016 (the “Filing”), of the Gartner material set forth on the attached Exhibit A (the “Gartner Material”).

In consideration of Gartner’s consent, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Issuer hereby acknowledges and agrees to the terms and conditions set forth on the attached Exhibit B.

In witness whereof, the Issuer and Gartner have executed this Agreement as of the date set forth above.

Presidio, Inc.		Gartner, Inc.

By:	/s/ Elliot Brecher	By:	/s/ Jason Pearfor
Name:	Elliot Brecher	Name:	Jason Pearfor
Its duly authorized:	SVP & General Counsel	Its duly authorized:	Yes
Date:	11-16-16	Date:	11/16/16

Gartner – Generic Indemnification Agreement – US Public Offering